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                                              Exhibit 23.3
                                              ------------

                 Independent Auditors' Consent


The Board of Directors
Physical Electronics, Inc.


We consent to the inclusion of our report dated August 20, 1997 in the Registration Statement on Form S-4 of High Voltage Engineering Corporation with respect to the consolidated balance sheets of PHI Acquisition Holdings, Inc. and subsidiaries as of June 28, 1996 and June 27, 1997, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 27, 1997, and to the reference to our firm under the heading "Experts".

                                       /s/ KPMG Peat Marwick

                                       KPMG Peat Marwick LLP

Minneapolis, Minnesota
April 30, 1998